Exhibit 5.1

100 LIGHT STREET BALTIMORE, MARYLAND 21202 PHONE: 410-685-1120 FAX: 410-547-0699

www.bakerdonelson.com

February 1, 2017
Howard Bancorp, Inc.
6011 University Boulevard
Suite 370
Ellicott City, Maryland 21043

Re:	Prospectus Supplement dated January 27, 2017
Ladies and Gentlemen:
We have acted as counsel for Howard Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the prospectus supplement (the “Prospectus Supplement”) relating to the Company’s Registration Statement on Form S-3, file number 333-214333 (as the same may be amended and supplemented, and including the accompanying base prospectus dated December 13, 2016, the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) promulgated under the Securities Act of 1933, as amended (the “Act”), and the Registration Statement, relating to the offering of up to 2,760,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), inclusive of up to 360,000 shares of Common Stock subject to an over-allotment option, to be issued and sold by the Company pursuant to the Underwriting Agreement, dated January 26, 2017, between Raymond James & Associates, Inc., as representative of the underwriters named therein, and the Company (the “Underwriting Agreement”).  This opinion is being filed pursuant to the requirements of Item 601(b)(5) of Regulation S-K under the Act.
In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Company’s Articles of Incorporation, as amended or supplemented from time to time, the Company’s Amended and Restated Bylaws, the Underwriting Agreement, the Registration Statement and Prospectus Supplement, resolutions of the board of directors of the Company and committees thereof with respect to the Registration Statement and the sale of the Shares, a certificate of the Company regarding certain matters related to the Registration Statement and the Prospectus Supplement, and such other certificates (including certificates of officers of the Company), records, instruments and documents, and have made such other and further investigations, as we have deemed necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies or portable document file (“pdf”) or other electronic image format copies, the authenticity of the originals of such latter documents, that all documents submitted to us and public records reviewed or relied upon are accurate and complete, that there has been no oral or written modification of or amendment to any of the documents we have reviewed, and that there has been no waiver of any provision of any of the documents we have reviewed in connection with this opinion, by action or omission of the parties or otherwise.

Howard Bancorp, Inc.
February 1, 2017

We have also assumed that (i) at the time of the issuance of any Shares, the Company or its transfer agent will, consistent with past practice, record or cause to be recorded in its stock ledger the name of the persons to whom such Shares are issued, and (ii) the persons identified to us as officers of the Company are actually serving as such and any certificates representing the Shares will be properly executed by one or more such persons.
We have also made such investigations of law as we have deemed necessary or appropriate to form a basis for the opinion expressed herein.
Based upon and subject to the foregoing and subject to the limitations and assumptions set forth herein, we are of the opinion that the Shares, when issued, sold, delivered and paid for in the manner described in the Underwriting Agreement and the Prospectus Supplement, will be duly authorized, validly issued, fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K dated February 1, 2017 and filed with the Commission on February 1, 2017 and to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement that is a part of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.
The opinions expressed in this letter are limited to the matters set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated. This opinion is limited to the Maryland General Corporation Law in effect on the date hereof and no opinion is expressed as to the laws of any other jurisdiction. We assume no obligation to supplement or update the opinion expressed herein if any applicable laws change or if we become aware of any facts that might change the opinion expressed herein after the date hereof.
Very truly yours,

/s/ Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.

BAKER, DONELSON, BEARMAN, CALDWELL
& BERKOWITZ, a Professional Corporation